AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                    CORNERSTONE MINISTRIES INVESTMENTS, INC.

                                       I.

        The name of the Corporation is Cornerstone Ministries Investments, Inc.

                                       II.

        The Corporation is organized to carry on any other lawful business whatsoever, and to have, enjoy and exercise all the rights, powers and privileges which are now or which may hereafter be conferred upon corporations organized under the Georgia Business Corporation Code.

                                      III.

        The Corporation shall have authority to issue 30,000,000 shares of capital stock, which shall be divided into classes and shall have the following designations, preferences, limitations and relative rights:

        A. Common Stock. One class shall consist of 29,000,000 shares of common stock of $.01 par value, designated "Common Stock." The holders of Common Stock shall be entitled to elect all of the members of the Board of Directors of the Corporation, and such holders shall be entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation.

        B. Preferred Stock. One class shall consist of 1,000,000 shares of preferred stock of $.01 par value, designated "Preferred Stock." The Board of Directors of the Corporation shall be empowered to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. Before any shares of Preferred Stock of any particular series shall be issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, in the manner provided by law, the following provisions of the shares of such series: (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors; (ii) the annual rate of dividends payable on shares of such series, whether dividends shall be cumulative and conditions upon which and the date when such dividends shall be accumulated on all shares of such series issued prior to the record date for the first dividend of such series; (iii) the time or times when the

                                   Exhibit 3.1
price or prices at which shares of such series shall be redeemable at the option of the holder or of the Corporation and the sinking fund provisions, if any, for the purchase or redemption of such shares; (iv) the amount payable on shares of such series in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether all or a portion is paid before any amount is paid on the Common Stock; (v) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and (iv) whether the shares of such series have voting rights and the extent of such voting rights, if any.

        The Board of Directors shall have the power to reclassify any unissued shares of any series of Preferred Stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption, including but not limited to, but subject to the limitations described in, the above provisions.

                                       IV.

        The street address of the registered office of the Corporation is 6035 Atlantic Boulevard, Suite C, Norcross, Georgia 30071-1345 located in Gwinnett County. The registered agent of the Corporation at such office is John T. Ottinger.

                                       V.

         The mailing address of the principal office of the Corporation is 6035 Atlantic Boulevard, Suite C, Norcross, Georgia 30071-1345.

                                       VI.

        A. The Board of Directors of the Corporation, when evaluating any offer of another individual, firm, corporation or other entity ("Person") (a) to make a tender or exchange offer for any equity security of the Corporation, (b) to merge or consolidate the Corporation with such other Person, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation (such offers individually referred to as an "Acquisition Proposal"), shall, in connection with the exercise of its business judgment in determining what is in the best interest of the Corporation and its shareholders, give due consideration to all relevant factors, including without limitation, the consideration being offered in the Acquisition Proposal in relation to the then-current market price of the Corporation's stock, but also in relation to the then-current value of the Corporation in a freely negotiated transaction and in relation to the Board of Directors' then-estimate of the future value of the Corporation as an independent entity, the social and economic effects on the employees, customers, suppliers, and other constituents of the Corporation and on the communities in which the Corporation operates or is located and the desirability of maintaining independence from any other business or business entity; provided, however, that this Article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide any constituency any right to be considered.

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        B. No amendment to these Articles of Incorporation  shall amend,  alter, change or repeal any of the provisions of this Article VI, unless such amendment, in addition to receiving any shareholder vote or consent required by the laws of the State of Georgia in effect at the time, shall receive the affirmative vote or consent of the holders of eighty percent (80%) of the outstanding shares of each class of stock of the Corporation entitled to vote in elections of directors.

                                      VII.

        No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director; provided, however, that to the extent required by applicable law, this Article shall not eliminate or limit the liability of a director (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for the types of liability set forth in Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director derived an improper personal benefit. If applicable law is amended to authorize corporate action further eliminating or limiting the liability of directors, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law, as amended. Neither the amendment or repeal of this Article, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                                      VIII.

        Except as otherwise specifically provided herein or in the Georgia Business Corporation Code, these Articles of Incorporation may be amended, altered, changed or repealed only by the affirmative vote or consent of the holders of at least a majority in interest of the shares of each class of stock of the Corporation entitled to vote in elections of directors. However, these Articles may not be amended so as to impair the rights and obligations set forth in Articles VII, VIII and XIII of the Bylaws, which rights and obligations may only be amended or eliminated as set forth in the Bylaws. Except as provided in the Bylaws and in the Georgia Business Corporation Code, the Board of Directors may adopt and amend the Bylaws.

                                       IX.

        The text of Articles II, III, IV, V, VI, VII and VIII of the Amended and Restated Articles of Incorporation is amended language.

                                       X.

        The Amended and Restated Articles of Incorporation were adopted by the Shareholders of the Corporation on October 18, 1999. The Amended and Restated Articles of Incorporation were duly approved by the Shareholders in accordance with the provisions of Section 14-2-1003 of the Georgia Business Corporation Code.

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        IN WITNESS  WHEREOF,  the  undersigned  has executed  these  Articles of
Incorporation on December , 1999.

                                                    ----------------------------
                                                    John T. Ottinger
                                                    Secretary